Exhibit 99.1

Agreement of Joint Filing

Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them.

Dated: February 14, 2006.

	By	/s/ Weili Dai
Ms. Weili Dai

	By	/s/ Sehat Sutardja
Dr. Sehat Sutardja